Exhibit 99.1

CORPORATE OFFICE
1100 Cassatt Road, Berwyn, PA 19312

Contact: Kevin C. Coleman (610) 889-5247 — 1342128

AMETEK TO ACQUIRE SURFACE INSPECTION SYSTEMS DIVISION
OF COGNEX CORPORATION
—Business is a Leader in Continuous Vision Inspection Systems—

Berwyn, PA, June 8, 2015 — AMETEK, Inc. (NYSE: AME) today announced that it has entered into a definitive agreement to acquire the Surface Inspection Systems Division (SISD) of Cognex Corporation (NASDAQ: CGNX) for approximately $160 million. The business has annual revenues of $60 million. The closing of the transaction is subject to customary closing conditions, including the receipt of applicable regulatory approvals.

SISD develops and manufactures software-enabled vision systems used to inspect surfaces of continuously processed materials for flaws and defects. Their in-line image processing technology detects, classifies, filters, and accurately maps specific defects over the entire area of the surface. End markets served include metals, paper, nonwovens, plastics and glass. SISD is headquartered in Hayward, CA.

“We are excited about the opportunity to acquire such an outstanding business,” said Frank S. Hermance, AMETEK Chairman and Chief Executive Officer. “The Surface Inspection Systems Division of Cognex is a global leader in non-destructive process inspection and expands our presence in this attractive market segment. Among SISD’s strengths are its proprietary high-speed defect recognition technology, software algorithms and deep applications knowledge base,” commented Frank S. Hermance.

The SISD business joins AMETEK as part of its Electronic Instruments Group (EIG), which had 2014 sales of $2.4 billion and is a leader in the design and manufacture of advanced instruments for the process, aerospace, power and industrial markets.

Corporate Profile
AMETEK is a leading global manufacturer of electronic instruments and electro-mechanical devices with annual sales of $4.0 billion. AMETEK’s Corporate Growth Plan is based on Four Key Strategies: Operational Excellence, Strategic Acquisitions, Global & Market Expansion and New Products. AMETEK’s objective is double-digit percentage growth in earnings per share over the business cycle and a superior return on total capital. The common stock of AMETEK is a component of the S&P 500 Index.

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AMETEK TO ACQUIRE SURFACE INSPECTION SYSTEMS DIVISION OF COGNEX CORPORATION

Forward-looking Information
Statements in this news release relating to future events, such as AMETEK’s expected business and financial performance are “forward-looking statements.” Forward-looking statements are subject to various factors and uncertainties that may cause actual results to differ significantly from expectations. These factors and uncertainties include our ability to consummate and successfully integrate future acquisitions; risks associated with international sales and operations; our ability to successfully develop new products, open new facilities or transfer product lines; the price and availability of raw materials; compliance with government regulations, including environmental regulations; changes in the competitive environment or the effects of competition in our markets; the ability to maintain adequate liquidity and financing sources; and general economic conditions affecting the industries we serve. A detailed discussion of these and other factors that may affect our future results is contained in AMETEK’s filings with the U.S. Securities and Exchange Commission, including its most recent reports on Form 10-K, 10-Q and 8-K. AMETEK disclaims any intention or obligation to update or revise any forward-looking statements.

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